Exhibit 99.2

CPS TECHNOLOGIES CORP.

Statements of Operations and Other Comprehensive Income (Unaudited

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2024	2023	2024	2023
Revenues:
Product sales	$5,030,313	$7,418,138	$10,942,947	$14,518,405

Total revenues	5,030,313	7,418,138	10,942,947	14,518,405

Cost of product sales	5,260,305	5,221,880	10,266,629	10,077,444

Gross margin	(229,992)	2,196,259	676,318	4,440,961

Selling, general, and administrative expense	1,084,995	1,465,349	2,250,917	3,015,871

Income (loss) from operations	(1,314,987)	730,910	(1,574,599)	1,425,090

Interest income (expense), net	90,851	79,652	170,021	95,242

Net income (loss) before income tax	(1,224,136)	810,562	(1,404,578)	1,520,332
Income tax provision (benefit)	(269,832)	210,058	(307,120)	460,628

Net income (loss)	$(954,304)	$600,503	$(1,097,458)	$1,059,704
Other comprehensive income
Net unrealized gains on available for sale securities	8,701	--	8,701	--
Total other comprehensive income	8,701	--	8,701	--
Total comprehensive income	(945,603)	--	(1,088,757)	--

Net income per basic common share	$(0.07)	$0.04	$(0.08)	$0.07

Weighted average number of basic common shares outstanding	14,519,215	14,493,970	14,519,215	14,473,128

Net income per diluted common share	$(0.07)	$0.04	$(0.08)	$0.07

Weighted average number of diluted common shares outstanding	14,519,215	14,621,929	14,519,215	14,630,765

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	June 29,	December 30,
	2024	2023
ASSETS

Current assets:
Cash and cash equivalents	$6,306,244	$8,813,626
Marketable Securities	758,701	--
Accounts receivable-trade, net	4,064,293	4,389,155
Accounts receivable-other	198,348	83,191
Inventories, net	4,121,678	4,581,930
Prepaid expenses and other current assets	366,655	276,349

Total current assets	15,815,919	18,144,251

Property and equipment:
Production equipment	9,940,480	11,271,982
Furniture and office equipment	891,921	952,883
Leasehold improvements	873,730	985,649

Total cost	11,706,131	13,210,514

Accumulated depreciation and amortization	(10,068,557)	(11,936,004)
Construction in progress	496,331	281,629

Net property and equipment	2,133,905	1,556,139

Right-of-use lease asset	261,000	332,000
Deferred taxes, net	1,877,302	1,569,726

Total assets	$20,088,126	$21,602,116

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

(concluded)

	June 29,	December 30,
	2024	2023
LIABILITIES AND STOCKHOLDERS` EQUITY

Current liabilities:
Note payable, current portion	$31,885	$46,797
Accounts payable	2,587,874	2,535,086
Accrued expenses	671,853	1,075,137
Deferred revenue	65,578	251,755
Lease liability, current portion	160,000	160,000

Total current liabilities	3,517,190	4,068,775

Note payable less current portion	--	8,090
Deferred revenue – long term	31,277	31,277
Long term lease liability	101,000	172,000

Total liabilities	3,649,467	4,280,142

Commitments and contingencies (note 6)

Stockholders` equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 14,601,487 shares; outstanding 14,519,215 shares at each June 29, 2024 and December 30, 2023	146,015	146,015
Additional paid-in capital	40,386,335	40,180,893
Accumulated other comprehensive income	8,701	--
Accumulated deficit	(23,852,254)	(22,754,796)
Less cost of 82,272 common shares repurchased at each June 29, 2024 and December 30, 2023	(250,138)	(250,138)

Total stockholders` equity	16,438,659	17,321,974

Total liabilities and stockholders` equity	$20,088,126	$21,602,116